LIFE PARTNERS ANNOUNCES DIVIDEND SCHEDULE

WACO, TX — April 26, 2010 — Life Partners Holdings, Inc. (NasdaqGS: LPHI), parent company of Life Partners, Inc., announced today that its board of directors has declared a cash dividend of $0.25 per share to shareholders of record as of May 7, 2010, to be paid on or about June 15, 2010.

In addition, the board declared its schedule of dividend payments of $0.25 per share for the 2011 fiscal year ending February 28, 2011.

The cash dividend of $0.25 per share of Common Stock outstanding is scheduled to be paid in cash on a quarterly basis as follows:

Payment Date	Record Date

June 15, 2010	May 7, 2010
September 15, 2010	August 6, 2010
December 15, 2010	November 5, 2010
March 15, 2011	February 4, 2011

LPHI will announce any increases, additions, decreases or other changes in the future dividends by public announcement of the change and notification of Nasdaq in accordance with regulatory requirements.

LPHI Chairman, Brian Pardo, said “The announcement reflects our company’s continuing commitment to share our success with our shareholders. We intend to continue to grow the company while, at the same time, reward our shareholders with a very competitive dividend.”

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”.  Since its incorporation in 1991, Life Partners has completed over 110,000 transactions for its worldwide client base of 25,000 high net worth individuals and institutions in connection with the purchase of approximately 6,300 policies totaling over $2.4 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. The statements in this news release that are not historical statements, including statements regarding expectation about the time and amount of future dividend payments, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

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LPHI-D

FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797 or info@ LPHI.com
Visit our website at: www.lphi.com

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